JeffBanks, Inc.                              Hudson United Bancorp

               WE ARE SOLICITING NEW PROXIES FOR YOUR VOTE ON THE
          JEFFBANKS- HUDSON UNITED MERGER - YOUR VOTE IS VERY IMPORTANT


         On August 13, 1999, we mailed you a meeting notice and joint proxy statement-prospectus for special meetings of shareholders to vote on the merger of JeffBanks, Inc. into Hudson United Bancorp. The Hudson United meeting was scheduled for September 30, 1999. The JeffBanks meeting was scheduled for October 1, 1999. As explained below, each of the meetings was adjourned. The adjourned meetings will be reconvened as follows:

         The JeffBanks Meeting 9:00 a.m., November 15, 1999 The Rittenhouse Hotel 210 West Rittenhouse Square Philadelphia, Pennsylvania 19103

         The Hudson United Meeting 9:00 a.m., November 15, 1999 The Sheraton Crossroads Route 17 North Mahwah, New Jersey 07495

         On September 15, 1999, Hudson United announced that it has entered into a merger agreement with Dime Bancorp, Inc. The transaction is structured as a "merger of equals." Dime is to be the surviving corporation with the new name "Dime United Bancorp, Inc." Each share of Hudson United common stock is to become one share of Dime United common stock and each share of Dime common stock is to become 0.585 shares of Dime United common stock.

         The Hudson United - JeffBanks merger agreement calls for JeffBanks shareholders to receive 0.95 shares of Hudson United common stock for each share of JeffBanks common stock. If the Dime merger is completed, each Hudson United share, including those issued in the Hudson United - JeffBanks merger, will become one share of Dime United common stock. Thus, if both mergers are completed, you will then own 0.95 shares of Dime United for each share of JeffBanks common stock you now own.

         We adjourned our meetings so that we could prepare and send you additional information on this new development and give you an opportunity to consider it before voting on the Hudson United - JeffBanks merger. We encourage you to read the supplemented proxy statement-prospectus carefully before voting.

         Because of the importance of the information contained in the supplement, we have decided to solicit new proxies for the meeting. Thus, even if you previously voted by proxy and do not wish to change your vote, you must send in a new proxy card for your vote to be counted.

         Hudson United common stock is listed on the New York Stock Exchange under the symbol "HU." Based on October 12, 1999 closing prices, 0.95 shares of Hudson United common stock had a value of $27.55. Dime is listed on the NYSE under the symbol "DME." It is expected that Dime United stock will also be NYSE-listed.

         Both the JeffBanks - Hudson United merger and the Hudson United - Dime merger are structured so that shareholders will not be taxed on the exchange of their stock. The JeffBanks and Hudson United Boards of Directors each recommends that its shareholders vote "FOR" approval of the JeffBanks - Hudson United merger. Your vote is very important. Please take the time to complete, execute and return the new yellow (JeffBanks) or blue (Hudson United) proxy card in the envelope provided.




Betsy Z. Cohen                              Kenneth T. Neilson
Chairman and Chief Executive Officer        Chairman and Chief Executive Officer
JeffBanks, Inc.                             Hudson United Bancorp

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     This is a supplement dated October 13, 1999 to the attached joint proxy statement-prospectus dated August 13, 1999. This supplement and the accompanying proxy cards are first being mailed to
          JeffBanks and Hudson United shareholders on October 14, 1999.

                                 JeffBanks, Inc.
                               1845 Walnut Street
                        Philadelphia, Pennsylvania 19103

            Notice of Reconvening of Special Meeting of Shareholders
                          Adjourned on October 1, 1999
                    and being reconvened on November 15, 1999


To the Shareholders of JeffBanks, Inc.:

         Notice is hereby given that the special meeting of shareholders of JeffBanks, Inc., which was adjourned on October 1, 1999, will be reconvened at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania 19103 at 9:00 a.m. on November 15, 1999. The following are the purposes for the special meeting:

                  (1) To consider and vote upon an Agreement and Plan of Merger dated as of June 28, 1999, among Hudson United Bancorp, Hudson United Bank, JeffBanks, Inc., Jefferson Bank and Jefferson Bank of New Jersey, pursuant to which JeffBanks, Inc. will merge into Hudson United Bancorp.

                  (2) To transact other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

         The record date for the special meeting has not been changed. Only shareholders of record at the close of business on August 10, 1999 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

         The  JeffBanks   Board  of  Directors   unanimously   recommends   that
shareholders vote "FOR" approval of the merger.



                                      By Order of the Board of Directors,


                                      Betsy Z. Cohen
                                      Chairman and Chief Executive Officer

                              Hudson United Bancorp
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430

            Notice of Reconvening of Special Meeting of Shareholders
                         Adjourned on September 30, 1999
                    and being reconvened on November 15, 1999


To the Shareholders of Hudson United Bancorp:

         Notice is hereby given that the special meeting of shareholders of Hudson United Bancorp which was adjourned on September 30, 1999 will be reconvened at The Sheraton Crossroads, Route 17 North, Mahwah, New Jersey 07495 at 9:00 a.m. on November 15, 1999. The following are the purposes for the special meeting:

                  (1) To consider and vote upon an Agreement and Plan of Merger dated as of June 28, 1999, among Hudson United Bancorp, Hudson United Bank, JeffBanks, Inc., Jefferson Bank and Jefferson Bank of New Jersey, pursuant to which JeffBanks, Inc. will merge into Hudson United Bancorp.

                  (2) To transact other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

         The record date for the special meeting has not been changed. Only shareholders of record at 3:00 p.m. on August 13, 1999 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

         The Hudson United Bancorp Board of Directors unanimously recommends that shareholders vote "FOR" approval of the merger.



                                           By Order of the Board of Directors,


                                           Kenneth T. Neilson
                                           Chairman and Chief Executive Officer

         This document is a supplement to the proxy statement-prospectus that was mailed to you on August 13, 1999. It should be read in conjunction with the proxy statement-prospectus, which is attached. Information in this supplement that differs from or adds to what was in the August 13, 1999 proxy statement-prospectus should be considered an amendment to the original document.


                              QUESTIONS AND ANSWERS

Q:       Why did you adjourn the JeffBanks and Hudson United special meetings?

A: On September 15, 1999 Hudson United announced an agreement to merge with Dime Bancorp, Inc. We adjourned the meetings so that we could prepare and send you the information contained in this supplement, and give you an opportunity to consider the additional information, as well as information which is incorporated by reference into this supplement and the proxy statement-prospectus, before you vote on the JeffBanks - Hudson United merger.

Q: How is the Hudson United - Dime merger structured, and how will the combined entity be managed?

A: The transaction is structured as a "merger of equals." Hudson United will merge into Dime, with Dime as the surviving corporation. The new name of the merged entity will be Dime United Bancorp, Inc. The Board of Directors of Dime United initially is to be composed of 13 former Dime directors and 12 former Hudson directors. Lawrence J. Toal, currently the Chairman and CEO of Dime, is to serve in the same capacity for Dime United until his retirement on December 31, 2002. Kenneth T. Neilson, currently the Chairman and CEO of Hudson United, is to serve as President and COO of Dime United until December 31, 2002, and then he is to become Dime United's Chairman and CEO.

Q:       What is the exchange ratio in the proposed Hudson United - Dime merger?

A: Upon completion of the merger, each share of Hudson United common stock will automatically become one share of common stock in Dime United. Each share of Dime common stock will become 0.585 shares of Dime United common stock in the merger. The Dime United common stock is expected to be listed on the NYSE.

         On September 14, 1999, the day before announcement of the Hudson United
         - Dime agreement, the closing price of Hudson United common stock on the NYSE was $30-1/8 and the closing price of Dime common stock on the NYSE was $17-3/4. On October 12, 1999, the closing price of Hudson United common stock was $29.00 and the closing price of Dime common stock was $16.50.

Q: Will the Hudson United - Dime merger be tax-free to Hudson United shareholders?

A: Yes. The merger is structured so that Hudson United shareholders will not generally recognize federal income tax gain or loss upon receiving Dime United common stock in the merger.

Q:       Can you provide some basic information about Dime Bancorp?

A: Dime Bancorp, Inc. is a savings and loan holding company incorporated in Delaware, and headquartered in New York City. Dime is the holding company for The Dime Savings Bank of New York, FSB, a federally-chartered savings bank. The principal subsidiary of Dime Savings Bank is North American Mortgage Company, a mortgage banking company that was acquired by Dime in October 1997. At June 30, 1999, Dime operated 100 banking branches located throughout the greater New York City metropolitan area. Directly and through North American Mortgage Company, Dime also provides consumer financial services and mortgage banking services throughout the United States. At June 30, 1999, Dime had assets of $21.4 billion, deposits of $13.4 billion and stockholders' equity of $1.5 billion. Dime is currently in the process of acquiring 28 branches of Key Bank, N.A. on Long Island, New York.

         Dime common stock is traded on the New York Stock Exchange under the symbol "DME." The following table presents, for the periods indicated, the high and low closing prices per share of Dime common stock.


                                            1997                  1998                     1999
                                            ----                  ----                     ----
                                    High         Low        High        Low          High         Low
  First Quarter................   $ 17.88      $ 14.63    $ 31.06     $ 24.00     $  27.06    $  23.19
  Second Quarter...............     19.00        14.88      32.06       28.06        24.44       20.13
  Third Quarter................     21.75        17.00      32.69       19.00        21.56       16.56
  Fourth Quarter (for 1999,
    Through October 12)........     30.25        21.06      27.81       18.19        18.06       16.50


         The closing price per share of Dime common stock was $20.50 on June 28, 1999, the last business day before the JeffBanks - Hudson United merger was announced, $17.75 on September 14, 1999, the day before the Hudson United - Dime merger was announced, and $16.50 on October 12, 1999, a date shortly before the date of this supplement.

         Additional information about Dime can be obtained from its filings with the SEC, which can be accessed on the SEC's Internet site at http://www.sec.gov.

Q: Dime Savings Bank is a "thrift" and Hudson United Bank is a commercial bank - what form will the primary Dime United subsidiary take after the merger?

A: It is expected that the primary depository institution subsidiary of Dime United after the merger will be a New Jersey chartered commercial bank to be named "DimeBank."

Q:       What do I do now?

A: We urge you to read this supplement and the attached original proxy statement-prospectus before deciding how to vote on the Hudson United-JeffBanks merger. Then, vote your shares in the manner indicated below. Because of the importance of the information contained in this supplement, we have decided to solicit new proxies for the meeting. None of the white proxy cards which you or your fellow shareholders sent in response to the original proxy solicitation will be counted at the meeting. Even if you previously voted by proxy and do not wish to change your vote, you must send in a yellow (JeffBanks) or blue (Hudson United) proxy card (or vote in person at the meeting) for your vote to be counted.

Q:       How do I vote by proxy?

A: Just indicate on the enclosed proxy card how you want to vote with respect to the Hudson United - JeffBanks merger. Sign the card and mail it in the enclosed prepaid return envelope as soon as possible so that your shares may be represented and voted at the meeting.

Q:       Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice of revocation to the corporate secretary. (Information on how to contact the corporate secretaries of JeffBanks and Hudson United is contained on page 4.) Second, you may complete and submit a new proxy with a later date. Third, you may attend the JeffBanks or Hudson United meeting and request a return of your proxy or vote in person. Simply showing up at the meeting without voting will not revoke your proxy.

Q:       Should JeffBanks shareholders send in their stock certificates now?

A: No. After the Hudson United - JeffBanks merger is completed, Hudson United's exchange agent will send JeffBanks shareholders written instructions for exchanging their stock certificates for certificates representing Hudson United common stock.

Q: When do you expect the Hudson United - JeffBanks merger to be completed?

A: We currently expect the Hudson United - JeffBanks merger to be completed during the fourth quarter of 1999. If all other closing conditions are met, the closing may occur right after the Hudson United shareholders and the JeffBanks shareholders approve the merger at their reconvened meetings. However, the exact time when the merger will be completed is dependent upon receipt of shareholder approval and bank regulatory approval, and satisfaction of a number of other conditions, some of which are not under JeffBanks' or Hudson United's control.

Q: What conditions must be met in order for the Hudson United - Dime merger to close?

A: Completion of the Hudson United - Dime merger is contingent on the satisfaction of a number of conditions, including:

         o Approval of the merger agreement by both Hudson United and Dime shareholders,

         o  Receipt of bank regulatory approvals,

         o Receipt of opinions from Dime's and Hudson United's counsels regarding the tax-free nature of the merger, and

         o  Receipt of a letter  from  Dime's and  Hudson  United's  independent
            public  accountants  regarding   qualification  of  the  merger  for
            pooling-of-interests accounting.

Q:       When do you expect the Hudson United-Dime merger to be completed?

A: We currently expect the Hudson United - Dime merger to be completed during the first quarter of 2000. However, we cannot assure you that the Hudson United - Dime merger will be completed or, if it is completed, when that will occur.

Q: Will JeffBanks shareholders get to vote on the Hudson United - Dime merger?

A: The Hudson United Board of Directors has not yet called a shareholders meeting to vote on the Hudson United-Dime merger, and thus no record date has been set. On the date this supplement is being mailed, Hudson United expects that the Hudson United - JeffBanks merger will be completed before the record date for the meeting to vote on the Dime merger. If that timetable is met, former JeffBanks shareholders will become Hudson United shareholders and will have the same opportunity as the other Hudson United shareholders to consider and vote on the Dime merger. We cannot assure you that this will occur. If the Hudson United
         - JeffBanks merger does not close before the Hudson United record date for voting on the Dime merger, you will not have an opportunity to vote on the Dime merger. In that event, which we consider unlikely, the JeffBanks Board of Directors will determine whether to further supplement the proxy statement-prospectus and resolicit JeffBanks shareholder approval of the Hudson United - JeffBanks merger.

Q: Where can I obtain a copy of the Hudson United - Dime merger agreement and other information about the Hudson United - Dime merger?

A: The Hudson United - Dime merger agreement is an exhibit to Hudson United's Current Report on Form 8-K filed with the SEC on September 24, 1999. The press release issued by Hudson United and Dime announcing the merger agreement and certain information used to explain the merger to stock analysts on the day of announcement and other relevant information are exhibits to Hudson United's Current Report on Form 8-K filed with the SEC on September 16, 1999. Certain additional information explaining the merger are exhibits to Hudson United's Current Report on Form 8-K filed with the SEC on September 20, 1999. Each of these filings are incorporated by reference into the proxy statement-prospectus. These and other SEC filings can be accessed on the SEC's Internet site at http://www.sec.gov. In addition, you may obtain copies of JeffBanks or Hudson United SEC filings free of charge by writing or calling:

         For JeffBanks Documents:

         William H. Lamb, Corporate Secretary
         JeffBanks, Inc.
         1845 Walnut Street
         Philadelphia, Pennsylvania 19103
         (215) 861-7000

         For Hudson United Documents:

         D. Lynn Van Borkulo-Nuzzo, Corporate Secretary
         Hudson United Bancorp
         1000 MacArthur Boulevard
         Mahwah, New Jersey 07430
         (201) 236-2641

         We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the reconvened meetings, any request should be made by November 5, 1999.

Q: Whom should I call with questions or to obtain additional copies of this document?

A: You should contact either William H. Lamb or D. Lynn Van Borkulo-Nuzzo, at the addresses and telephone numbers listed in the preceding answer.

                                TABLE OF CONTENTS


Questions and Answers.........................................................1
How to Get Copies of Related Documents........................................5
Information Incorporated by Reference.........................................6
Information About the Proposed Hudson United - Dime Merger....................7
Information About Dime Bancorp, Inc...........................................8
Effect of the Hudson United - Dime Merger on JeffBanks Shareholders...........9
Management and Operations After the Merger....................................9
Recommendation of the JeffBanks Board of Directors...........................10
Recommendation of the Hudson United Board of Directors.......................10
Updated Summary Financial Data Of Hudson United..............................10
Updated Summary Financial Data Of JeffBanks..................................12
Recent Developments Concerning Hudson United ................................14
Status of Regulatory Approvals on the JeffBanks - Hudson United Merger.......14
Updated Comparative Share Information and Market Prices......................15
Summary Pro Forma Financial Information......................................16
Pro Forma Financial Information..............................................17
Information About the Reconvened JeffBanks Meeting...........................25
Information About the Reconvened Hudson United Meeting.......................26
Other Matters................................................................27
Experts  ....................................................................27

                     HOW TO GET COPIES OF RELATED DOCUMENTS

         The  proxy   statement-prospectus   and  this  supplement   incorporate
important business and financial information that is not included in or delivered with the proxy statement-prospectus or this supplement. JeffBanks or Hudson United shareholders may receive the information free of charge by writing or calling the persons listed below. For Hudson United documents, make your request to D. Lynn Van Borkulo-Nuzzo, Corporate Secretary, Hudson United Bancorp, 1000 MacArthur Boulevard, Mahwah, NJ 07430; telephone number (201) 236-2641. For JeffBanks documents, make your request to William H. Lamb,
Corporate Secretary, JeffBanks, Inc., 1845 Walnut Street, Philadelphia, PA 19103; telephone (215) 861-7000. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the reconvened meetings, any request should be made by November 5, 1999.


                      INFORMATION INCORPORATED BY REFERENCE

         Hudson United changed its name from HUBCO, Inc. on April 22, 1999 and documents filed before that date may be located on the SEC Edgar database under that name.

         The following documents filed by Hudson United (Commission File No. 1-08660) with the SEC are hereby incorporated in the proxy statement-prospectus and in this supplement:

o Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed on September 28, 1999, and as further amended by Form 10-K/A filed October 12, 1999.

o Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999, as amended by Form 10-Q/A filed on September 10, 1999. (The Form 10-Q/A clarifies that the authorized capital stock of Hudson United consists of 100 million shares of common stock and 25 million shares of preferred stock.)

o Current Reports on Form 8-K filed with the SEC on January 28, March 29, April 19, April 22, May 25, June 29 (as amended on June
              30), July 26, September 16, September 20, September 24, September 24 (second filing), and October 5, 1999. One of Hudson United's two Current Reports on Form 8-K filed on September 24, 1999 includes as an exhibit the merger agreement between Hudson United and Dime. Hudson United's Current Report on Form 8-K filed on October 5, 1999 includes as an exhibit Dime's audited financial statements for the year ended December 31, 1998.

o The description of Hudson United common stock set forth in Hudson United's Registration Statement on Form 8-A12B filed by Hudson United on April 22, 1999, pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         The following documents filed by JeffBanks (Commission File No. 1-14318) with the SEC are hereby incorporated in the proxy statement-prospectus and in this supplement:

o        Annual Report on Form 10-K for the year ended December 31, 1998.

o Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999.

o        Current Report on Form 8-K filed with the SEC on July 29, 1999.

o The description of JeffBanks common stock set forth in JeffBanks' Registration Statement on Form 8-A filed by JeffBanks pursuant to
         Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         All documents filed by Hudson United or JeffBanks pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this supplement but before the earlier of

o         the date of the JeffBanks meeting,

o         the date of the Hudson United meeting, or

o         the termination of the Hudson United - JeffBanks merger agreement,

are hereby incorporated by reference into the proxy statement-prospectus and this supplement and shall be deemed a part of the proxy statement-prospectus and this supplement from the date they are filed.

         Any statement contained in a document incorporated by reference in the proxy statement-prospectus and this supplement shall be considered modified or superseded to the extent that a statement contained in the proxy statement-prospectus, in this supplement, or in any subsequently filed document incorporated by reference in the proxy statement-prospectus, modifies or supersedes the statement. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part of the proxy statement-prospectus and this supplement.

         The public may read and copy any documents Hudson United or JeffBanks file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about Hudson United and JeffBanks at http://www.sec.gov.

           INFORMATION ABOUT THE PROPOSED HUDSON UNITED - DIME MERGER

         More Complete Information is Available Elsewhere. The following information is derived primarily from the merger agreement between Hudson United Bancorp and Dime Bancorp, Inc., dated September 15, 1999. Hudson United has filed Current Reports on Form 8-K containing as exhibits the merger agreement, the press release issued by Hudson United and Dime announcing the merger agreement and certain information used to explain the merger to stock analysts. These and other SEC filings can be accessed on the SEC's Internet site at http://www.sec.gov. In addition, you may obtain copies of the SEC filings incorporated by reference in the proxy statement-prospectus free of charge by writing or calling the Corporate Secretaries of Hudson United or JeffBanks, at the addresses and phone numbers shown for them on page 4.

         Hudson United has entered into agreements with Dime. On September 15, 1999 Hudson United announced an agreement to merge with Dime Bancorp, Inc. Hudson United and Dime also entered into customary stock option agreements by which each provided the other with the right to purchase up to 19.9% of its common stock under certain specified circumstances. These stock option agreements are designed to deter third parties from attempting to acquire either Hudson United or Dime.

         The surviving corporation will be called Dime United Bancorp, Inc. The transaction is structured so that Hudson United will merge into Dime, with Dime as the surviving corporation. The name of the merged entity will be Dime United Bancorp, Inc. In this supplement, we refer to the surviving corporation as "Dime United." While Hudson United is a New Jersey corporation, Dime United will be a Delaware corporation. The certificate of incorporation of Dime United will differ from Hudson United's certificate of incorporation in certain respects. Hudson United is a commercial bank holding company, while Dime is a unitary savings and loan holding company. Dime United will be a commercial bank holding company.

         Management of the combined company will come from both Dime and Hudson United. The transaction is structured as a "merger of equals." The Hudson United-Dime merger agreement provides that the Board of Directors of Dime United will initially be composed of 13 former Dime directors and 12 former Hudson directors. Under the terms of the merger agreement, Lawrence J. Toal, currently the Chairman and CEO of Dime, is to serve in the same capacity for Dime United until his retirement on December 31, 2002. The merger agreement provides that Kenneth T. Neilson, currently the Chairman and CEO of Hudson United, is to serve as President and COO of Dime United until December 31, 2002, and then he is to become Dime United's Chairman and CEO.

         Each share of Hudson United is to become one share of Dime United. Upon completion of the merger, each share of Hudson United common stock will automatically become one share of common stock in Dime United. Each share of Dime common stock will become 0.585 shares of Dime United common stock in the merger. On September 14, 1999, the day before announcement of the Hudson United
- Dime merger agreement, the closing price of Hudson United common stock on the NYSE was $30.13 and the closing price of Dime common stock on the NYSE was $17.75. On October 12, 1999, the closing price of Hudson United common stock was $29.00 and the closing price of Dime common stock was $16.50.

         Hudson United common stock and Dime common stock are NYSE-listed. Hudson United common stock and Dime common stock are traded on the New York Stock Exchange under the symbols "HU" and "DME", respectively The Dime United common stock is also expected to be listed on the NYSE.

         The merger is intended to be tax-free for shareholders. The merger is structured so that Hudson United shareholders will not generally recognize federal income tax gain or loss upon receiving Dime United common stock in the merger.

         Dime United will operate its primary subsidiary as a commercial bank. Dime Savings Bank is a "thrift" and Hudson United Bank is a New Jersey-chartered commercial bank. It is expected that the primary depository institution subsidiary of Dime United after the merger will be a New Jersey chartered commercial bank named "DimeBank."

         Completion of the merger is subject to numerous conditions. Completion of the Hudson United - Dime merger is contingent on the satisfaction of a number of conditions, including:

         o Approval of the merger agreement by both Hudson United and Dime shareholders,

         o  Receipt of bank regulatory approvals,

         o Receipt of an opinion from Dime's and Hudson United's counsels regarding the tax-free nature of the merger, and

         o  Receipt of a letter  from  Dime's and  Hudson  United's  independent
            public  accountants  regarding   qualification  of  the  merger  for
            pooling-of-interests accounting.

         The merger is expected to close during the first quarter of 2000. Assuming that shareholder approval is received and other closing conditions are satisfied, Hudson United anticipates that its merger with Dime will be completed during the first quarter of 2000. However, the exact time when that merger will be completed is dependent upon receipt of approval from the shareholders of both Hudson United and Dime, receipt of bank regulatory approval, and satisfaction of a number of other conditions, many of which are outside Hudson United's control. We cannot assure you that all of the conditions will be satisfied in a timely fashion or at all.

                      INFORMATION ABOUT DIME BANCORP, INC.

         Dime Bancorp, Inc. is a savings and loan holding company incorporated in Delaware, and headquartered in New York City. Dime is the holding company for The Dime Savings Bank of New York, FSB, a federally-chartered savings bank. The principal subsidiary of Dime Savings Bank is North American Mortgage Company, a mortgage banking company that was acquired by Dime in October 1997. At June 30, 1999, Dime operated 100 banking branches located throughout the greater New York City metropolitan area. Directly and through North American Mortgage Company, Dime also provides consumer financial services and mortgage banking services throughout the United States. At June 30, 1999, Dime had assets of $21.4 billion, deposits of $13.4 billion and stockholders' equity of $1.5 billion. Dime is currently in the process of acquiring 28 branches of Key Bank, N.A. on Long Island, New York. Additional information about Dime can be obtained from its filings with the SEC.

                    EFFECT OF THE HUDSON UNITED - DIME MERGER
                            ON JEFFBANKS SHAREHOLDERS

         The Hudson United - JeffBanks merger agreement calls for JeffBanks shareholders to receive 0.95 shares of Hudson United common stock for each share of JeffBanks common stock. The Hudson United - Dime merger agreement provides that each share of Hudson United common stock will be converted into one share of Dime United common stock. Therefore if the Hudson United - JeffBanks merger is completed, and the Hudson United - Dime merger is also completed, each share of JeffBanks common stock will ultimately become 0.95 shares of Dime United common stock. These shares would represent an equity interest in a corporation which includes the combined operations of Hudson United and Dime. On a pro forma basis, assuming completion of Hudson United's pending acquisitions of JeffBanks and Southern Jersey Bancorp of Delaware, Inc., the combined entity would have assets in excess of $30 billion, banking operations in four states (New York, New Jersey, Pennsylvania and Connecticut), and nationwide consumer financial services and mortgage banking activities. See the Pro Forma Financial Information beginning on page 17.

         When you vote on the JeffBanks - Hudson United merger, you are not voting on the Hudson United - Dime merger. We cannot assure you that the Hudson United - Dime merger will be completed or, if it is completed, when that will occur.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

         The disclosure in the proxy statement-prospectus on page 51 under the caption "Management and Operations After the Merger" is amended as follows, to address the effects of the proposed Hudson United - Dime merger.

         As a result of the JeffBanks - Hudson United merger, JeffBanks will be merged with Hudson United, with Hudson United as the surviving entity. Immediately following that merger, Jefferson Bank and Jefferson Bank of New Jersey will both be merged with and into Hudson United Bank, with Hudson United Bank as the surviving entity. Hudson United Bank will continue to operate as a wholly-owned subsidiary of Hudson United.

         Hudson United agreed in the Hudson United - JeffBanks merger agreement that, for a period of at least three years after the JeffBanks - Hudson United merger, Hudson United Bank will operate a separate division to be known as the Jefferson Bank Division of the bank. Hudson United and Dime have agreed to continue operating the separate division if the Hudson United - Dime merger is completed. Hudson United will cause the appointment of Betsy Z. Cohen as Chairperson and Chief Executive Officer of the new division, and Robert B. Goldstein as President and Chief Operating Officer of the new division. Mrs. Cohen is currently Chairperson and Chief Executive Officer of JeffBanks, and Mr. Goldstein is currently President and Chief Operating Officer of JeffBanks and of Jefferson Bank. All current JeffBanks directors will be invited to serve as advisory directors for the new division. The new division will be responsible for the former business banking operations of JeffBanks' subsidiary banks and the southern New Jersey branches of Hudson United Bank. The division will also be responsible for the residential mortgage lending and consumer lending operations of Hudson United Bank. If the Hudson United - Dime merger is completed, responsibility for the residential mortgage lending and consumer lending operations of Dime Bank is expected to be shifted elsewhere, although no decision has yet been made.

         Hudson United has agreed to appoint Mrs. Cohen and William H. Lamb as directors of Hudson United when the JeffBanks - Hudson United merger occurs. Mr. Lamb is currently a JeffBanks director. At Hudson United's next annual shareholders' meeting, Mrs. Cohen will be nominated to serve for a three-year term. If the Hudson United - Dime merger occurs on the timetable currently contemplated, Hudson United will have no further annual shareholders' meetings. Hudson United has also agreed to appoint three persons designated by JeffBanks and reasonably acceptable to Hudson United as directors of Hudson United Bank when the JeffBanks - Hudson United merger occurs.

         If the Hudson United - Dime merger is completed, Hudson United will have the right to designate 12 of the 25 directors of Dime United. (Dime Bank will have the same directors as Dime United.) We anticipate that the JeffBanks - Hudson United merger will close before the Hudson United - Dime merger, and that the Hudson United Board of Directors will select its 12 director-designees from among those persons (including Mrs. Cohen and Mr. Lamb) who will be directors of Hudson United when the selection is made.

               RECOMMENDATIONS OF THE JEFFBANKS BOARD OF DIRECTORS

         The JeffBanks Board of Directors has considered the impact of the Hudson United - Dime merger agreement, has confirmed its approval of the Hudson United - JeffBanks merger agreement, and has determined that the Hudson United - JeffBanks merger remains fair to, and in the best interests of, JeffBanks and its shareholders. Accordingly, the Board of Directors of JeffBanks unanimously recommends that JeffBanks shareholders vote FOR approval and adoption of the Hudson United - JeffBanks merger agreement and merger.

             RECOMMENDATIONS OF THE HUDSON UNITED BOARD OF DIRECTORS

         The Board of Directors of Hudson United continues to unanimously recommend that Hudson United shareholders vote FOR approval and adoption of the Hudson United - JeffBanks merger agreement and merger.

                 UPDATED SUMMARY FINANCIAL DATA OF HUDSON UNITED

         The following is a summary of certain historical consolidated financial data for Hudson United as of and for the six months ended June 30, 1999 and 1998. This financial data should be read in conjunction with the financial data for Hudson United for the years 1994 through 1998, and as of the end of those years, set forth on pages 9-11 of the joint proxy statement-prospectus. The data presented as of and for the six months ended June 30, 1999 and 1998 comes from Hudson United's unaudited consolidated financial statements. Hudson United's unaudited consolidated financial statements as of and for the six months ended June 30, 1999 and 1998 are incorporated by reference in this document. See pages 6 - 7.

         In the opinion of Hudson United's management, the unaudited data shown below reflects all adjustments necessary for a fair presentation of that data. All such adjustments were normal, recurring adjustments. Results for the six months ended June 30, 1999 do not necessarily indicate the results that you should expect for any other interim period or for the year as a whole.



                                                                   At or for the Six Months ended June 30,
                                                               -------------------------------------------------
                                                                     1999                            1998
                                                               -----------------               -----------------
                                                               (Dollars in thousands, except per share amounts)
Earnings Summary:
Interest income                                                $     232,369                   $    233,377
Interest expense                                                     102,069                        106,974
                                                               --------------                  -------------
Net interest income                                                  130,300                        126,403
Provision for possible loan losses                                     5,000                          9,099
                                                               --------------                  -------------

Net interest income after provision for
      possible loan losses                                           125,300                        117,304
Other income                                                          34,520                         28,961
Other expenses                                                        82,807                        114,004
                                                               --------------                  -------------
Income before income taxes                                            77,013                         32,261
Income tax provision                                                  26,950                         12,777
                                                               --------------                  -------------
Net income                                                     $      50,063                   $     19,484
                                                               ==============                  =============

Share Data:
Weighted average common shares
      Outstanding (in thousands):
      Basic                                                           39,829                         40,912
      Diluted                                                         40,380                         42,234
Basic earnings per share                                       $        1.26                   $       0.48
Diluted earnings per share                                              1.24                           0.46
Cash dividends per common share                                         0.50                           0.39
Book value per common share                                            10.70                          11.77

Balance Sheet Summary:
Securities held to maturity                                    $     629,133                   $    919,356
Securities available for sale                                      2,580,667                      1,943,323
Loans                                                              3,537,792                      3,523,517
Total assets                                                       7,226,088                      7,016,924
Deposits                                                           4,997,836                      5,439,595
Stockholders' equity                                                 422,989                        478,879

Performance Ratios:
Return on average assets                                                1.49 %                         0.60 %
Return on average equity                                               23.19                           7.74
Dividend payout                                                        39.68                          81.25
Average equity to average assets                                        6.41                           7.78
Net interest margin                                                     4.15                           4.19

Asset Quality Ratios:
Allowance for possible loan losses to total
      loans                                                             1.57 %                         1.88 %
Allowance for possible loan losses to
      non-performing loans                                               289                            110
Non-performing loans to total loans                                     0.54                           1.72
Non-performing assets to total loans, plus
      other real estate                                                 0.59                           1.99
Net charge-offs to average loans                                        0.24                           0.59



                   UPDATED SUMMARY FINANCIAL DATA OF JEFFBANKS

         The following is a summary of certain selected historical consolidated financial data for JeffBanks as of and for the six months ended June 30, 1999 and 1998. This financial data should be read in conjunction with the financial data for JeffBanks for the years 1994 through 1998, and as of the end of those years, set forth on pages 12-14 of the joint proxy statement-prospectus. The data presented as of and for the six months ended June 30, 1999 and 1998 comes from JeffBanks' unaudited consolidated financial statements. JeffBanks' unaudited consolidated financial statements as of and for the six months ended June 30, 1999 and 1998 are incorporated by reference in this document. See pages 6 - 7.

         In the opinion of JeffBanks' management, the unaudited data shown below reflects all adjustments necessary for a fair presentation of that data. All such adjustments were normal, recurring adjustments. Results for the six months ended June 30, 1999 do not necessarily indicate the results that you should expect for any other interim period or for the year as a whole.


                                                                       At or for the Six Months ended June 30,
                                                                    -----------------------------------------------
                                                                        1999                             1998
                                                                    --------------                  ---------------
                                                                       (Dollars in thousands, except per share
                                                                                       amounts)
Earnings Summary:
Interest income                                                   $        62,455                 $         59,690
Interest expense                                                           31,087                           30,553
                                                                  ----------------                -----------------
Net interest income                                                        31,368                           29,137
Provision for credit losses                                                 2,985                            3,513
                                                                  ----------------                -----------------

Net interest income after provision for credit
      losses                                                               28,383                           25,624
Other income                                                                8,084                            7,374
Other expense                                                              26,184                           27,567
                                                                  ----------------                -----------------
Income before income taxes                                                 10,283                            5,431
Income taxes                                                                2,152                            1,798
                                                                  ----------------                -----------------
Net income                                                        $         8,131                 $          3,633
                                                                  ================                =================

Share Data:
Weighted average common shares
      Outstanding (in thousands):
      Basic                                                                10,517                           10,232
      Diluted                                                              11,010                           11,095
Basic earnings per share                                          $          0.77                 $           0.36
Diluted earnings per share                                                   0.74                             0.33
Cash dividends per common share                                              0.31                             0.18
Book value                                                                  12.47                            12.11

Balance Sheet Summary:
Securities held to maturity                                       $           675                 $            680
Securities available for sale                                             313,281                          338,521
Loans                                                                   1,358,900                        1,140,702
Total assets                                                            1,857,384                        1,696,577
Deposits                                                                1,384,423                        1,289,992
Stockholders' equity                                                      131,922                          124,397

Performance Ratios:
Return on average assets                                                     0.95 %                           0.47 %
Return on average equity                                                    12.30                             5.88
Dividend payout ratio                                                       38.16                            52.22
Average equity to average assets                                             7.76                             7.94
Net interest margin                                                          4.24                             4.13

Asset Quality Ratios:
Allowance for possible loan losses to total loans
                                                                             0.90 %                           1.23 %
Allowance for possible loan losses to
      non-performing loans                                                    117                              125
Non-performing loans to total loans                                          0.77                             0.99
Non-performing assets to total loans, plus other
      real estate                                                            0.94                             1.16
Net charge-offs to average loans                                             0.50                             0.69



                  RECENT DEVELOPMENTS CONCERNING HUDSON UNITED

         Acquisition of Lyon Credit Corporation.

         On September 10, 1999, Hudson United Bank entered into an agreement to purchase substantially all the assets of Lyon Credit Corporation. The transaction is expected to close during the fourth quarter of 1999, and will add approximately $350 million of project finance, equipment, and asset based loans to Hudson United Bank's assets, along with loan production offices in Stamford, CT, Atlanta, Dallas, Irvine, CA, Chicago, Houston, San Francisco, and Portland, OR.

                         STATUS OF REGULATORY APPROVALS
                     ON THE JEFFBANKS - HUDSON UNITED MERGER

         Hudson United has applied to all necessary bank regulatory authorities for approval of the Hudson United - JeffBanks merger. The Pennsylvania Department of Banking has approved the Hudson United - JeffBanks merger, as well as the merger of one of JeffBanks' subsidiary banks, Jefferson Bank, into Hudson United's subsidiary bank, Hudson United Bank. In addition, the Federal Reserve Board has agreed to waive its approval requirement with respect to the merger based upon the need for approval by the Federal Deposit Insurance Corporation. As of the date of this document, we have not yet received the required approvals of the FDIC and the New Jersey Department of Banking and Insurance. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them. As of the date of this supplement, neither Hudson United nor Dime has applied for any regulatory approvals for the Hudson United - Dime merger.

                      UPDATED COMPARATIVE SHARE INFORMATION
                                AND MARKET PRICES

         The first table below presents, for the periods indicated, the high and low closing prices per share of Hudson United common stock and JeffBanks common stock. The closing prices of Hudson United common stock have been restated to give retroactive effect to stock dividends and stock splits. The second table presents information concerning the last closing price of Hudson United common stock and JeffBanks common stock on June 28, 1999, the last business day before the JeffBanks - Hudson United merger was announced, on September 14, the last day before the Hudson United - Dime merger agreement was announced, and on October 12, 1999, a date shortly before the date of this supplement. The second table also presents the equivalent value of Hudson United common stock per JeffBanks share which is computed by multiplying the last closing price of Hudson United common stock on the dates indicated by the 0.95 exchange ratio in the JeffBanks - Hudson United merger agreement. Hudson United common stock is listed on the New York Stock Exchange under the symbol "HU". Until April 30, 1999, Hudson United's common stock was listed on the NASDAQ National Market. JeffBanks common stock is traded on the NASDAQ National Market under the symbol "JEFF." We urge you to obtain current market quotations for Hudson United common stock and JeffBanks common stock.


                                                      Closing Sale Price Per             Closing Sale Price Per
                                                         Share of Hudson                   Share of JeffBanks
                                                       United Common Stock                    Common Stock
                                                       -------------------                    ------------
                                                       High          Low                 High           Low
                                                       ----          ---                 ----           ---
1997:
First Quarter...............................          $25.03        $21.44              $16.86         $15.14
Second Quarter..............................           27.57         20.86               17.10          16.05
Third Quarter...............................           31.11         26.16               23.03          16.95
Fourth Quarter..............................           37.99         30.05               28.80          20.40

1998:
First Quarter...............................          $37.86        $32.28              $32.33         $25.80
Second Quarter..............................           37.62         31.25               34.65          29.25
Third Quarter...............................           35.00         25.38               32.25          18.75
Fourth Quarter..............................           30.13         21.63               25.00          18.75

1999:
First Quarter...............................          $34.25        $29.75              $22.25         $19.63
Second Quarter..............................           36.00         30.63               28.94          20.00
Third Quarter...............................           33.75         28.31               30.75          26.13
Fourth Quarter (through October 12, 1999)...           31.31         29.00               29.13          27.19



                                                                              Equivalent Value of
                                 Closing Sale           Closing Sale         Hudson United Common
                               Price Per Share         Price Per Share        Stock Per Share of
                               of Hudson United         of JeffBanks           JeffBanks Common
                                 Common Stock           Common Stock                 Stock
                                 ------------           ------------                 -----
Date
June 28, 1999                       $ 34.94                $ 28.00                   $ 33.19
September 14, 1999                    30.13                  28.00                     28.62
October 12, 1999                      29.00                  27.19                     27.55



                     SUMMARY PRO FORMA FINANCIAL INFORMATION

         We present on this page certain pro forma unaudited combined condensed financial information derived from the unaudited Pro Forma Financial Information for the periods and at the dates indicated. The pro forma combined information gives effect to the proposed mergers of Southern Jersey, JeffBanks and Dime, each accounted for as a pooling-of-interests, as if the mergers had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on June 30, 1999. Information relative to each individual merger is presented in the Pro Forma Financial Information, which begins on the next page. This summary pro forma financial information is based on the historical financial statements of Hudson United, Southern Jersey, JeffBanks and Dime incorporated by reference herein. Hudson United's historical earnings per share have been restated to give retroactive effect to stock dividends and splits. The pro forma combined information does not include the effect of Hudson United's pending acquisition of loans and deposits from Advest Bank or its pending acquisition of the assets of Lyon Credit Corporation. We have determined that the Advest and Lyon Credit acquisitions do not present significant acquisitions in the context of the pro forma financial information. The pro forma combined information does not include the effect of Dime's pending acquisition of 28 branches of Key Bank, N.A. In addition, the pro forma combined information as of June 30, 1999 does not include Dime's acquisition of Citibank's auto financing unit, which was consummated after June 30, 1999. Information regarding the acquisitions of certain assets and liabilities of Key Bank and Citibank have not been included because these acquisitions do not present significant acquisitions in the context of the pro forma financial information and because separate financial statements for such assets and liabilities are not prepared by the companies from which such assets and liabilities were acquired or are to be acquired.

         The Summary Pro Forma Financial Information should be read in conjunction with the Pro Forma Financial Information and the related notes thereto beginning on the next page and the consolidated financial statements and related notes incorporated by reference in this document. The Summary Pro Forma Financial Information is not necessarily indicative of the actual financial results that would have occurred had the mergers been consummated as of the beginning of the periods for which the data is presented and should not be construed as being representative of future periods.



                       Summary Pro Forma Unaudited Combined Condensed Financial Information
                                     (In thousands, except for per share data)

                                                      For the Six Months
                                                             Ended            For the Years Ended December 31,
                                                         June 30, 1999        1998         1997          1996
                                                         -------------        ----         ----          ----
Net interest income before provision for
     possible loan losses                                     $443,120        $856,083     $809,606       $773,922
Provision for possible loan losses                              24,545          67,607       73,442         70,060
Net interest income after provision for
     possible loan losses                                      418,575         788,476      736,164        703,862
Income before income taxes
     and extraordinary items                                   276,976         398,357      331,268        230,548
Income tax provision                                            99,451         130,463      124,099         78,988
Income before extraordinary items                              177,525         267,894      207,169        151,560
Income before extraordinary items per share:
     Basic                                                        1.52            2.27         1.80           1.33
     Diluted                                                      1.50            2.22         1.74           1.27

                                                               As of
                                                          June 30, 1999
                                                          -------------
Total assets                                               $30,965,672
Total deposits                                              20,216,166
Total stockholders' equity                                   1,991,632
Book value per common share                                      16.96


                         PRO FORMA FINANCIAL INFORMATION

         Presented on the following page is a pro forma unaudited combined condensed balance sheet of Hudson United, Southern Jersey, JeffBanks and Dime at June 30, 1999, giving effect to each merger as if it had been consummated at such date. Also presented are the pro forma unaudited combined condensed statements of income for the six-month period ended June 30, 1999 and for the years ended December 31, 1998, 1997 and 1996. The unaudited pro forma financial information is based on the historical financial statements of Hudson United, Southern Jersey, JeffBanks and Dime after giving effect to each merger under the pooling-of-interests method of accounting and based upon the assumptions and adjustments contained in the accompanying notes to pro forma financial information.

         The unaudited pro forma financial information has been prepared by Hudson United's management based upon the historical financial statements and related notes thereto of Hudson United, Southern Jersey, JeffBanks and Dime, which are incorporated herein by reference. The unaudited pro forma financial information should be read in conjunction with those historical financial statements and notes. The pro forma combined information does not include the effect of Hudson United's pending acquisition of loans and deposits from Advest Bank or its pending acquisition of the assets of Lyon Credit Corporation. We have determined that the Advest and Lyon Credit acquisitions do not present significant acquisitions in the context of the pro forma financial information. The pro forma combined information does not include the effect of Dime's pending acquisition of 28 branches of Key Bank, N.A. In addition, the pro forma combined information as of June 30, 1999 does not include Dime's acquisition of Citibank's auto financing unit, which was consummated after June 30, 1999. Information regarding the acquisitions of certain assets and liabilities of Key Bank and Citibank have not been included because these acquisitions do not present significant acquisitions in the context of the pro forma financial information and because separate financial statements for such assets and liabilities are not prepared by the companies from which such assets and liabilities were acquired or are to be acquired.

         The pro forma financial data is not necessarily indicative of the actual financial results that would have occurred had the mergers been consummated as of the beginning of the periods for which the data is presented and should not be construed as being representative of future periods.


 Pro forma Unaudited Combined Condensed
 Balance Sheets
 As of June 30, 1999
 (Dollars in thousands, except per share data)

                                        Hudson         Southern      Pro forma       Pro forma                      Pro forma
 Assets                                 United          Jersey       Adjustment      Combined        JeffBanks      Adjustments
 ------                              -----------      ----------     -----------     -----------   -----------     -------------
Cash and due from banks .........    $   192,918      $   20,625     $      --       $   213,543    $     52,207    $       --
Federal funds sold and
  other investments..............          8,201          50,050            --            58,251          79,100            --
Securities ......................      3,209,800         114,148            --         3,323,948         313,956            --
Loans held for sale .............           --              --              --              --            19,951            --
Loans ...........................      3,537,792         242,194            --         3,779,986       1,338,949            --
Less: Allowance for loan losses          (55,680)         (9,182)           --           (64,862)        (12,203)           --
                                     ------------    ------------    -----------     -----------    ------------    -------------
    Total loans .................      3,482,112         233,012            --         3,715,124       1,326,746            --
                                     ------------    ------------    -----------     -----------    ------------    -------------
Other assets ....................        227,153          34,582            --           261,735          60,342            --
Intangibles, net of amortization         105,904            --              --           105,904           5,082            --
                                     ------------    ------------    -----------     -----------    ------------    -------------
     Total Assets ...............    $ 7,226,088      $  452,417     $      --       $ 7,678,505    $  1,857,384    $       --
                                     ============    ============    ===========     ===========    ============    ==============

Liabilities and Stockholders' Equity
------------------------------------

Deposits ........................    $ 4,997,836      $  419,109     $      --       $ 5,416,945    $  1,384,423    $       --
Borrowings ......................      1,504,399            --              --         1,504,399         259,239            --
Other liabilities ...............        100,864           5,151            --           106,015          24,580            --
                                    ------------    ------------    -----------     -----------    ------------    -------------
                                       6,603,099         424,260            --         7,027,359       1,668,242            --
Subordinated debt ...............        100,000            --              --           100,000          31,920            --
Capital Trust Securities ........        100,000            --              --           100,000          25,300            --
                                     ------------    ------------    -----------     -----------    ------------    -------------
     Total Liabilities ..........      6,803,099         424,260            --         7,227,359       1,725,462            --
                                     ------------    ------------    -----------     -----------    ------------    -------------
Stockholders' Equity:
     Common stock ...............         72,246           2,184             383          74,813          10,583           7,293
     Additional paid in capital .        264,468           3,259          (4,207)        263,520          98,177          (7,293)
     Retained earnings ..........        144,176          29,095            --           173,271          26,961            --
     Treasury stock .............        (36,504)         (3,824)          3,824         (36,504)            --             --
     Employee stock awards
       & ESOP shares............          (3,387)             --            --            (3,387)             --            --
     Accumulated other
       comprehensive loss......          (18,010)         (2,557)           --           (20,567)         (3,799)           --
                                     ------------    ------------    -----------     -----------    ------------    -------------
          Total Stockholders'
           Equity................        422,989          28,157            --           451,146         131,922            --
                                     ------------    ------------    -----------     -----------    ------------    -------------
     Total Liabilities and
      Stockholders' Equity.......      7,226,088         452,417            --         7,678,505       1,857,384    $       --
                                     ============    ============    ===========     ===========    ============    =============




Common shares outstanding
 (in thousands) .................         39,532           1,128                         40,976          10,583

Book value per common share .....     $    10.70        $   24.96                     $   11.01        $ 12.47






                                       Pro forma                    Pro forma        Pro forma
Assets                                 Combined          Dime       Adjustments      Combined
------                                 --------          ----       -----------      --------
Cash and due from banks .........   $    265,750    $    300,543    $      --        $  566,293
Federal funds sold and
 other investments...............        137,351          12,588           --           149,939
Securities ......................      3,637,904       3,826,738           --         7,464,642
Loans held for sale .............         19,951       2,512,648           --         2,532,599
Loans ...........................      5,118,935      12,711,182           --        17,830,117
Less: Allowance for loan losses         (77,065)        (121,381)          --          (198,446)
                                    ------------    ------------    ------------    -------------
    Total loans .................      5,041,870      12,589,801           --        17,631,671
                                    ------------    ------------    ------------    -------------
Other assets ....................        322,077      1,884,442            --         2,206,519
Intangibles, net of amortization         110,986        303,023            --           414,009
                                    ------------    ------------    ------------    --------------
     Total Assets ...............    $ 9,535,889   $ 21,429,783     $      --      $ 30,965,672
                                    ============    ============    ============   ================

Liabilities and Stockholders' Equity
------------------------------------

Deposits ........................   $  6,801,368   $ 13,414,798     $      --      $ 20,216,166
Borrowings ......................      1,763,638      5,916,453            --         7,680,091
Other liabilities ...............        130,595        400,995        84,879           616,469
                                    ------------    ------------    ------------   -------------
                                       8,695,601     19,732,246        84,879        28,512,726
Subordinated debt ...............        131,920         51,886            --           183,806
Capital Trust Securities ........        125,300        152,208            --           277,508
                                    ------------    ------------    ------------   -------------
     Total Liabilities ..........      8,952,821     19,936,340        84,879        28,974,040
                                    ------------    ------------    ------------   -------------
Stockholders' Equity:
     Common stock ...............         92,689          1,203       (92,717)            1,175
     Additional paid in capital .        354,404      1,165,759      (124,267)        1,395,896
     Retained earnings ..........        200,232        561,428       (94,000)          667,660
     Treasury stock .............        (36,504)      (180,480)      216,984               --
     Employee stock awards
      & ESOP shares                       (3,387)        (5,825)        9,121               (91)
     Accumulated other
       comprehensive loss........        (24,366)       (48,642)          --            (73,008)
                                    ------------    ------------    ----------        -----------
          Total Stockholders'
            Equity...............        583,068      1,493,443       (84,879)        1,991,632
                                    ------------    ------------    ----------        -----------
     Total Liabilities and
       Stockholders' Equity......    $ 9,535,889   $ 21,429,783     $     --       $ 30,965,672
                                    ============    ============    ============   =============



Common shares outstanding
  (in thousands).................         51,030        113,539           --            117,450

Book value per common share .....    $     11.43    $     13.15     $     --       $      16.96


 See notes to pro forma financial information.


Pro forma Unaudited Combined Condensed
Statements of Income
For the Six Months Ended June 30, 1999
(Dollars in thousands, except per share data)

                                     Hudson       Southern    Pro forma                     Pro Forma                   Pro Forma
                                      United       Jersey      Combined     JeffBanks       Combined         Dime       Combined
                                    ----------- ------------ -------------  -----------  -------------- -------------  ------------
Interest on loans                    $ 142,808  $    9,463   $   152,271   $  52,816      $   205,087    $  547,495     $ 752,582
Interest on securities                  89,035       3,252        92,287       9,095          101,382       126,360       227,742
Other interest income                      526       1,784         2,310         544            2,854           776         3,630
                                     ---------- -----------  ------------  ----------     ------------   -----------   -----------
    Total Interest Income              232,369      14,499       246,868      62,455          309,323       674,631       983,954
                                     ---------- -----------  ------------  ----------     ------------   -----------   -----------
Interest on deposits                    64,185       8,435        72,620      23,213           95,833       236,353       332,186
Interest on borrowings                  37,884           -        37,884       7,874           45,758       162,890       208,648
                                     ---------- -----------  ------------  ----------     ------------   -----------   -----------
    Total Interest Expense             102,069       8,435       110,504      31,087          141,591       399,243       540,834
                                     ---------- -----------  ------------  ----------     ------------   -----------   -----------
Net Interest Income before
    Provision for loan loss            130,300       6,064       136,364      31,368          167,732       275,388       443,120
Provision for loan loss                  5,000       1,060         6,060       2,985            9,045        15,500        24,545
                                     ---------- -----------  ------------  ----------     ------------   -----------   -----------
Net Interest Income after
    Provision for loan loss            125,300       5,004       130,304      28,383          158,687       259,888       418,575
Noninterest income                      34,520       2,274        36,794       8,084           44,878       301,733       346,611
Noninterest expense                     82,807       7,732        90,539      26,184          116,723       371,487       488,210
                                     ---------- -----------  ------------  ----------     ------------   -----------   -----------
Income (loss) before income taxes
Income (loss) before income taxes
    And extraordinary items             77,013        (454)       76,559      10,283           86,842       190,134       276,976
Income tax provision                    26,950           -        26,950       2,152           29,102        70,349        99,451
                                     ---------- -----------  -----------   ----------     ------------   -----------   -----------
Income (loss) before extraordinary
    Items                            $  50,063  $     (454)  $    49,609   $   8,131      $    57,740    $  119,785    $  177,525
                                     ========== ===========  ============  ==========     ============   ===========   ===========

Income (Loss) Before Extraordinary
    Items Per Share:
    Basic                            $    1.26  $    (0.40 ) $      1.20   $    0.77      $      1.13    $     1.08    $     1.52
    Diluted                          $    1.24  $    (0.40 ) $      1.19   $    0.74      $      1.10    $     1.06    $     1.50

Weighted Average Common Shares:
    (in thousands)
    Basic                               39,829       1,127        41,272      10,517           51,263       111,470       116,473
    Diluted                             40,380       1,127        41,823      11,010           52,283       112,841       118,295



Notes to Pro forma financial information.


Pro forma  Unaudited  Combined  Condensed  Statements of Income For the Year
Ended December 31, 1998 (Dollars in thousands, except per share data)

                                      Hudson      Southern     Pro Forma                  Pro Forma                   Pro Forma
                                       United      Jersey      Combined     JeffBanks      Combined        Dime        Combined
                                    ----------- ------------  ------------  -----------  ------------- ------------- -------------
Interest on loans                   $  298,311  $   24,624    $   322,935   $   99,924   $  422,859    $ 1,159,364   $ 1,582,223
Interest on securities                 162,783       5,983        168,766       21,025      189,791        255,719       445,510
Other interest income                    7,453       2,676         10,129        2,544       12,673          5,802        18,475
                                      --------- -----------   ------------  -----------   ----------   ------------  ------------
    Total Interest Income              468,547      33,283        501,830      123,493      625,323      1,420,885     2,046,208
                                      ---------   ---------   ------------  -----------   ----------   ------------  ------------
Interest on deposits                   161,077      18,400        179,477       48,858      228,335        545,827       774,162
Interest on borrowings                  53,276           -         53,276       14,862       68,138        347,825       415,963
                                      --------- -----------   ------------  -----------   ----------   ------------  ------------
    Total Interest Expense             214,353      18,400        232,753       63,720      296,473        893,652     1,190,125
                                      --------- -----------   ------------  -----------   ----------   ------------  ------------
Net Interest Income before
    Provision for loan loss            254,194      14,883        269,077       59,773      328,850        527,233       856,083
Provision for loan loss                 14,374      15,270         29,644        5,963       35,607         32,000        67,607
                                      --------- -----------   ------------  -----------   ----------   ------------  ------------
Net Interest Income (Loss)
    After provision for loan loss      239,820        (387)       239,433       53,810      293,243        495,233       788,476
Noninterest income                      33,299       3,509         36,808       15,215       52,023        525,030       577,053
Noninterest expense                    232,096      15,842        247,938       53,593      301,531        665,641       967,172
                                      --------- -----------   ------------  -----------   ----------   ------------  ------------
Income (loss) before income taxes
    And extraordinary items             41,023     (12,720)        28,303       15,432       43,735        354,622       398,357
Income tax provision (benefit)          17,872      (4,888)        12,984        4,000       16,984        113,479       130,463
                                      --------- -----------   ------------  -----------   ----------   ------------  ------------
Income (loss) before extraordinary
     Items                          $   23,151  $   (7,832)   $    15,319   $   11,432    $  26,751    $   241,143    $  267,894
                                      ========= ===========   ============  ===========   ==========   ============  ============

Income (Loss) Before Extraordinary
    Items Per Share:
    Basic                           $     0.57  $    (6.95)   $      0.36   $     1.11    $    0.52    $      2.13    $     2.27
    Diluted                         $     0.56  $    (6.95)   $      0.36   $     1.04    $    0.50    $      2.09    $     2.22

Weighted Average Common Shares:
    (in thousands)
    Basic                               40,640       1,127         42,083       10,301       51,869        113,452       118,238
    Diluted                             41,696       1,127         43,139       10,956       53,547        115,153       120,912



See notes to pro forma financial information.



Pro forma  Unaudited  Combined  Condensed  Statements of Income For the Year
Ended December 31, 1997 (Dollars in thousands, except per share data)

                                      Hudson       Southern      Pro Forma                   Pro Forma                    Pro forma
                                      United        Jersey        Combined     JeffBanks      Combined        Dime        Combined
                                   -------------  ------------  ------------- ------------- -------------  -----------  ------------
Interest on loans                  $   306,800    $  25,834     $  332,634     $   87,794   $   420,428    $  919,890   $1,340,318
Interest on securities                 159,620        6,123        165,743         18,895       184,638       430,555      615,193
Other interest income                    4,795        1,843          6,638          3,931        10,569        32,370       42,939
                                   ------------   ----------    -----------    -----------  ------------   -----------  -----------
    Total Interest Income              471,215       33,800        505,015        110,620       615,635     1,382,815    1,998,450
                                   ------------   ----------    -----------    -----------  ------------   -----------  -----------
Interest on deposits                   175,645       17,159        192,804         40,776       233,580       559,359      792,939
Interest on borrowings                  40,635            -         40,635         14,876        55,511       340,394      395,905
                                   ------------   ----------    -----------    -----------  ------------   -----------  -----------
    Total Interest Expense             216,280       17,159        233,439         55,652       289,091       899,753    1,188,844
                                   ------------   ----------    -----------    -----------  ------------   -----------  -----------
Net Interest Income before
    Provision for loan loss            254,935       16,641        271,576         54,968       326,544       483,062      809,606
Provision for loan loss                 12,775        7,967         20,742          3,700        24,442        49,000       73,442
                                   ------------   ----------    -----------    -----------  ------------   -----------  -----------
Net Interest Income after
    Provision for loan loss            242,160        8,674        250,834         51,268       302,102       434,062      736,164
Noninterest income                      54,180        3,043         57,223         13,203        70,426       145,291      215,717
Noninterest expense                    181,308       11,590        192,898         46,570       239,468       381,145      620,613
                                   ------------   ----------    -----------    -----------  ------------   -----------  -----------
Income before income taxes
    And extraordinary items            115,032          127        115,159         17,901       133,060       198,208      331,268
Income tax provision  (benefit)         45,205         (710)        44,495          4,570        49,065        75,034      124,099
                                   ------------   ----------    -----------    -----------  ------------   -----------  -----------
Income before extraordinary items  $    69,827    $     837     $   70,664     $   13,331   $    83,995    $  123,174   $  207,169
                                   ============   ==========    ===========    ===========  ============   ===========  ===========


Income Before Extraordinary
Items Per Share:
    Basic                          $      1.67         0.75     $     1.64     $     1.33   $      1.59    $     1.15   $     1.80
    Diluted                        $      1.60         0.73     $     1.57     $     1.25   $      1.52    $     1.13   $     1.74

Weighted Average Common
    Shares:
    (in thousands)
    Basic                               41,362        1,120         42,808          9,660        51,985       106,585      114,337
    Diluted                             43,635        1,148         45,081         10,317        54,882       108,613      118,421



See notes to pro forma financial information.


Pro forma  Unaudited  Combined  Condensed  Statements of Income For the Year
Ended December 31, 1996 (Dollars in thousands, except per share data)

                                  Hudson         Southern     Pro Forma                  Pro Forma                  Pro Forma
                                    United        Jersey      Combined     JeffBanks      Combined        Dime       Combined
                                ------------- -------------  ------------  -----------  ------------- ------------ -------------
Interest on loans               $    287,671  $     22,441   $   310,112   $   86,145   $    396,257  $   784,109  $  1,180,366
Interest on securities               150,856         6,802       157,658       18,548        176,206      540,252       716,458
Other interest income                  3,987         1,147         5,134        2,407          7,541       26,337        33,878
                                ------------- -------------  ------------  -----------  ------------- ------------ -------------
    Total Interest Income            442,514        30,390       472,904      107,100        580,004    1,350,698     1,930,702
                                ------------- -------------  ------------  -----------  ------------- ------------ -------------
Interest on deposits                 173,521        14,870       188,391       40,248        228,639      531,216       759,855
Interest on borrowings                27,045             -        27,045       11,693         38,738      358,187       396,925
                                ------------- -------------  ------------  -----------  ------------- -----------  -------------
    Total Interest Expense           200,566        14,870       215,436       51,941        267,377      889,403     1,156,780
                                ------------- -------------  ------------  -----------  ------------- ------------ -------------
Net Interest Income before
    Provision for loan losses        241,948        15,520       257,468       55,159        312,627      461,295       773,922
Provision for loan loss               17,140         1,805        18,945       10,115         29,060       41,000        70,060
                                ------------- -------------  ------------  -----------  ------------- ------------ -------------
Net Interest Income after
    Provision for loan losses        224,808        13,715       238,523       45,044        283,567      420,295       703,862
Noninterest income                    40,257         3,246        43,503       10,496         53,999       85,978       139,977
Noninterest expense                  204,679        10,357       215,036       46,222        261,258      352,033       613,291
                                ------------- -------------  ------------  -----------  ------------- ------------ -------------
Income before income taxes            60,386         6,604        66,990        9,318         76,308      154,240       230,548
Income tax provision                  23,490         1,276        24,766        4,238         29,004       49,984        78,988
                                ------------- -------------  ------------  -----------  ------------- ------------ -------------
    Net Income                  $     36,896  $      5,328   $    42,224   $    5,080   $     47,304  $   104,256  $    151,560
                                ============= =============  ============  ===========  ============= ============ =============

Net Income Per Share:
    Basic                       $        .85  $       4.77   $      0.94   $     0.56   $       0.89  $      1.00  $       1.33
    Diluted                     $        .82  $       4.67   $      0.91   $     0.53   $       0.85  $      0.96  $       1.27

Weighted Average Common
    Shares:
    (in thousands)
    Basic                             42,402         1,118        43,840        8,775         52,176      103,742       112,865
    Diluted                           44,990         1,141        46,428        9,247         55,213      109,097       119,035



See notes to pro forma financial information.

Notes to Pro Forma Financial Information

(1) The pro forma information assumes the mergers were consummated as of June 30, 1999 for the pro forma unaudited combined condensed balance sheet and as of the beginning of each of the periods indicated for the pro forma unaudited combined condensed statements of income. The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the mergers been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the merger with Southern Jersey will be accounted for on a pooling-of-interests basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of 1.26 shares of Hudson United common stock for each of the 1,128,081 shares of Southern Jersey common stock which were outstanding at June 30, 1999.

         Following consummation of the merger, it is anticipated that Hudson United will sell substantially all of the nonperforming assets and certain other identified loans of Southern Jersey aggregating approximately $55 million and take a related charge of up to $25 million to write these assets down to their estimated realizable value based upon an accelerated sale process. Anticipated cost savings net of expected merger-related expense and restructuring charges are not expected to be material and therefore the pro forma financial information does not give effect to these items.

         The pro forma financial information was adjusted for the Southern Jersey merger by the (i) addition of 1,421,382 shares of Hudson United common stock with a stated value of $1.778 per share amounting to $2,527,217; (ii) elimination of 1,307,683 shares of Southern Jersey common stock with a stated value of $1.67 per share amounting to $2,183,831; (iii) addition of 22,620 shares of Hudson United common stock amounting to $40,218 in exchange for Southern Jersey's stock options; (iv) elimination of 179,602 shares of Southern Jersey common stock held in Southern Jersey's treasury at a cost of $3,823,801.

(3) It is assumed that the merger with JeffBanks will be accounted for on a pooling-of-interests basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of 0.95 shares of Hudson United common stock for each of the 10,583,209 shares of JeffBanks common stock which were outstanding at June 30, 1999.

         Anticipated cost savings net of expected merger-related expense and restructuring charges are not expected to be material and therefore the pro forma financial information does not give effect to these items.

         The pro forma financial information was adjusted for the JeffBanks merger by the (i) addition of 10,054,049 shares of Hudson United common stock with a stated value of $1.778 per share amounting to $17,876,099;
         (ii) elimination of 10,583,209 shares of JeffBanks common stock with a par value of $1.00 per share amounting to $10,583,209.

(4) It is assumed that the merger with Dime will be accounted for on a pooling-of-interests basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of
         0.585 shares of Dime United common stock for each of the 113,539,009 shares of Dime common stock which were outstanding at June 30, 1999.

         Anticipated cost savings approximate $78 million and are expected to be 75% phased-in within the first twelve months of closing. Merger-related expense and restructuring charges are anticipated to be approximately $136 million pre-tax, $94 million after tax, comprised of systems, employee, occupancy, professional and other costs and are presented only in the pro forma unaudited combined condensed balance sheet.

         The pro forma financial information was adjusted for the Dime merger by the (i) issuance of 117,450,270 shares of the new Dime United common stock with a par value of $.01 per share amounting to $1,174,503; (ii) elimination of 51,029,949 shares of Hudson United common stock with a stated value of $1.778 per share amounting to $90,731,249; (iii) elimination of 113,539,009 shares of Dime common stock with a par value of $.01 per share amounting to $1,135,390; (iv) elimination of 1,101,306 shares of Hudson United common stock held in Hudson United's treasury at a cost of $36,504,000 with a stated value of $1.778 per share amounting to $1,958,122; (v) elimination of 6,713,450 shares of Dime common stock held in Dime's treasury at a cost of $180,480,069 with a par value of $.01 amounting to $67,135.

(5) Earnings per share data has been computed based on the combined historical income before extraordinary items applicable to common shareholders or net income applicable to common shareholders of Dime United using historical weighted average shares outstanding for the given period and the common stock assumed to be issued in connection with the mergers.

(6) The pro forma information presented above does not reflect Hudson United's pending acquisition of loans and deposits from Advest Bank or its pending acquisition of the assets of Lyon Credit Corporation. We have determined that the Advest and Lyon Credit acquisitions do not present significant acquisitions in the context of the pro forma financial information. For information about Lyon Credit, see "Recent Developments Concerning Hudson United" on page 14 of this supplement. For information about Advest, see "Recent Developments" on pages 21-24 of the joint proxy statement-prospectus. The pro forma combined information does not include the effect of Dime's pending acquisition of 28 branches of Key Bank, N.A. In addition, the pro forma combined information as of June 30, 1999 does not include Dime's acquisition of Citibank's auto financing unit, which was consummated after June 30, 1999. Information regarding the acquisitions of certain assets and liabilities of Key Bank and Citibank have not been included because these acquisitions do not present significant acquisitions in the context of the pro forma financial information and because separate financial statements for such assets and liabilities are not prepared by the companies from which such assets and liabilities were acquired or are to be acquired.

               INFORMATION ABOUT THE RECONVENED JEFFBANKS MEETING

Date, Time and Place

         The special meeting of JeffBanks shareholders, originally scheduled for October 1, 1999, was adjourned on that date without any business being conducted at the meeting before adjournment. The Board of Directors of JeffBanks has determined to reconvene the adjourned meeting at the following date, time and place:

              9:00 a.m.
              November 15, 1999
              The Rittenhouse Hotel
              210 West Rittenhouse Square
              Philadelphia, Pennsylvania 19103

No Change in Record Date

         The JeffBanks Board of Directors originally fixed the close of business on August 10, 1999 as the record date for the JeffBanks meeting. This record date has not been changed. Only holders of record of JeffBanks common stock at that time are entitled to get notice of the meeting and to vote at the meeting. On the record date, there were 10,563,947 shares of JeffBanks common stock outstanding. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

Required Vote

         The Hudson United - JeffBanks merger cannot be completed without JeffBanks shareholder approval. Approval and adoption of the Hudson United - JeffBanks merger agreement requires the affirmative vote of a majority of the votes cast at the JeffBanks meeting either in person or by proxy, provided a quorum (a majority of JeffBanks' outstanding shares) is present. The required JeffBanks shareholder vote is based on the number of shares which are actually voted, rather than the total number of outstanding shares of JeffBanks common stock. Thus, if you abstain from voting or if you don't submit a yellow proxy card and don't vote in person at the reconvened JeffBanks meeting, your action will have no effect. Also, broker non-votes will have no effect.

New Proxy Cards

         Because of the significance of the proposed Hudson United - Dime merger, Hudson United and JeffBanks determined that proxies voted prior to distribution of this supplement should not be accepted and new proxies should be solicited. The white proxy cards enclosed with the proxy statement-prospectus dated August 13, 1999 will not be accepted at the JeffBanks special meeting. Accordingly, your shares will be voted at the meeting only if you sign and return the enclosed yellow proxy card or vote personally at the meeting. We urge you to execute, date and return the enclosed yellow proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the reconvened special meeting. You should not send in certificates for your JeffBanks shares at this time.

             INFORMATION ABOUT THE RECONVENED HUDSON UNITED MEETING

Date, Time and Place

         The special meeting of Hudson United shareholders, originally scheduled for September 30, 1999, was adjourned on that date without any business being conducted at the meeting prior to adjournment. The Board of Directors of Hudson United has determined to reconvene the adjourned meeting at the following date, time and place:

              9:00 a.m.
              November 15, 1999
              The Sheraton Crossroads
              Route 17 North
              Mahwah, New Jersey 07495

No Change in Record Date

         The Hudson United Board of Directors originally fixed 3:00 p.m. on August 13, 1999 as the record date for the Hudson United meeting. This record date has not been changed. Only holders of record of Hudson United common stock at that time are entitled to get notice of the meeting and to vote at the meeting. On the record date, there were 38,924,413 shares of Hudson United common stock outstanding. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

Required Vote

         The Hudson United - JeffBanks merger cannot be completed without Hudson United shareholder approval. A majority of the shares of Hudson United common stock represented and voting at the Hudson United meeting, in person or by proxy, must vote affirmatively in order to approve the Hudson United - JeffBanks merger agreement. The required Hudson United shareholder vote is based on the number of shares which are actually voted, rather than the total number of outstanding shares of Hudson United common stock. Thus, if you abstain from voting or if you don't submit a blue proxy card and don't vote in person at the reconvened Hudson United meeting, your action will have no effect. Also, broker non-votes will have no effect.

New Proxy Cards

         Because of the significance of the proposed Hudson United - Dime merger, Hudson United and JeffBanks determined that proxies voted prior to distribution of this supplement should not be accepted and new proxies should be solicited. The white proxy cards enclosed with the proxy statement-prospectus dated August 13, 1999 will not be accepted at the special meeting. Accordingly, your shares will be voted at the meeting only if you sign and return the enclosed blue proxy card or vote personally at the meeting. We urge you to execute, date and return the enclosed blue proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the reconvened special meeting.

                                  OTHER MATTERS

         As of the date of this supplement, the JeffBanks Board of Directors knows of no other matters to be presented for action by the shareholders at the JeffBanks meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

         As of the date of this supplement, the Hudson United Board of Directors knows of no other matters to be presented for action by the shareholders at the Hudson United meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

                                     EXPERTS

         The consolidated financial statements of Hudson United as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference in this proxy-statement-prospectus and this supplement and have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The consolidated financial statements of JeffBanks as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included as exhibit 99.4 to Hudson United's Current Report on Form 8-K filed October 5, 1999, and thereby incorporated by reference in the joint proxy statement-prospectus and this supplement, have been audited by Grant Thornton LLP, independent certified public accountants, whose report thereon appears therein, and in reliance upon such report of Grant Thornton given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Southern Jersey as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, included as exhibit 99.7 to Hudson United's Current Report on Form 8-K filed October 5, 1999, and thereby incorporated by reference in the proxy statement-prospectus, this supplement and elsewhere in the registration statement, have been audited by Athey & Company, independent public accountants, and Belfint, Lyons & Shuman, P.A., as indicated in their reports with respect thereto, and are included in the proxy statement-prospectus, this supplement and the registration statement in reliance upon the authority of such firms as experts in accounting and auditing in giving said reports.

         The consolidated financial statements of Dime and its subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, included in Dime's 1998 Annual Report on Form 10-K and reproduced as exhibit 99.1 to Hudson United's Current Report on Form 8-K filed October 5, 1999 have been incorporated by reference herein and in the registration statement and this supplement in reliance upon the report of KPMG LLP, independent certified public accountants, included in Dime's 1998 Annual Report on Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.